QUANTITATIVE MASTER SERIES TRUST

MASTER AGGREGATE BOND INDEX SERIES

SERIES #3

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/13/2005	Italy Government International Bond 4.50% 1/21/15	$370,000	$4,000,000,000	Merrill Lynch Morgan Stanley Nomura BNP Paribas Securities Credit Suisse Deutsche Bank Goldman Sachs Lehman Brothers UBS Limited